EXHIBIT 23.6

                         Consent of HAS Associates, Inc.

April 23, 1996



Board of Directors
New England Community Bancorp, Inc.
176 Broad Street
Windsor, CT  06095

Members of the Board:


HAS Associates, Inc. hereby consents to the inclusion of its fairness opinion dated December 19, 1995 (the "Opinion") in the Registration Statement of New England Community Bancorp, Inc., Amendment Number One (the "Registration Statement"). In addition, HAS Associates, Inc. also consents to the inclusion of the related discussion of the Opinion in the Registration Statement.


Sincerely,

/s/ Has Associates, Inc.

HAS ASSOCIATES, INC.